Exhibit 99.1

The New York Times Company Reports 2016 Third-Quarter Results

NEW YORK--(BUSINESS WIRE)--November 2, 2016--The New York Times Company (NYSE:NYT) announced today a third-quarter 2016 diluted earnings per share from continuing operations of $.00 compared with diluted earnings per share of $.06 in the same period of 2015. Adjusted diluted earnings per share from continuing operations (defined below) were $.06 in the third quarter of 2016 compared with $.09 in the third quarter of 2015.

Operating profit decreased to $9.0 million in the third quarter of 2016 from $21.9 million in the same period of 2015. The decline was driven by severance expense associated with workforce reductions as well as lower print advertising revenues and higher advertising and technology costs. Adjusted operating profit (defined below) was $39.2 million in the third quarter of 2016 compared with $47.6 million in the third quarter of 2015. The decline was driven by lower print advertising revenues and higher costs, which were partially offset by higher circulation revenues.

“This quarter proved yet again that The New York Times has a very compelling digital revenue story to tell,” said Mark Thompson, president and chief executive officer, The New York Times Company. “We saw exceptional gains in our digital consumer business, with a net increase of 116,000 subscriptions to our news products, more than twice as many as the same quarter last year and far more than any quarter since the pay model launched in 2011.

“The gains are due in part to the extraordinary work of our newsroom during an incredible news cycle, which has led to record audiences for Times journalism and deep levels of engagement, as well as optimization of our marketing activity and our investment in international.

“We had a strong quarter in digital advertising as well, returning to growth in the quarter, 21 percent year-over-year. We saw solid performances in virtual reality, video, branded content and programmatic advertising.

“The quarter was also marked by real pressure on print advertising both for us and for the rest of the industry. We expect print advertising to remain challenged in the fourth quarter and while we will continue innovating and investing where we think it makes sense, we will remain focused on our cost structure and on rapidly growing our digital business.”

Comparisons
Unless otherwise noted, all comparisons are for the third quarter of 2016 to the third quarter of 2015.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

Third-quarter 2016 results included the following special items:

  A $2.9 million ($1.8 million after tax or $.01 per share) charge in connection with the streamlining of the Company’s international print operations (consisting of severance costs).
  A $5.0 million ($3.0 million after tax or $.02 per share) gain in connection with an ongoing arbitration matter related to a multiemployer pension plan.

There were no special items in the third quarter of 2015.

The Company had severance costs (in addition to those associated with the streamlining of the Company’s international print operations) of $13.0 million ($7.8 million after tax or $.05 per share) and $1.0 million ($0.6 million after tax or $0.00 per share) in the third quarters of 2016 and 2015, respectively.

Results from Continuing Operations

Revenues
Total revenues for the third quarter of 2016 decreased 1.0 percent to $363.5 million from $367.4 million in the third quarter of 2015. Circulation revenues increased 3.0 percent, while advertising revenues declined 7.7 percent and other revenues increased 1.0 percent.

Circulation revenues rose as revenues from the Company’s digital subscription initiatives and the 2016 increase in home-delivery prices at The New York Times newspaper more than offset a decline in print copies sold. Circulation revenue from the Company’s digital-only subscriptions (which includes news product and Crossword product subscriptions) increased 16.4 percent compared with the third quarter of 2015, to $58.6 million. Circulation revenue from digital-only subscriptions to our news products increased 15.4 percent to $56.1 million.

Paid digital-only subscriptions totaled approximately 1,557,000 as of the end of the third quarter of 2016, a net increase of 129,000 subscriptions compared to the end of the second quarter of 2016 and a 30 percent increase compared to the end of the third quarter of 2015. Of the 129,000 net additions, 116,000 net additions came from the Company’s digital news products, while the remainder came from the Company’s Crossword product.

Third-quarter print advertising revenue decreased 18.5 percent while digital advertising revenue increased 21.4 percent. Digital advertising revenue was $44.4 million, or 35.5 percent of total Company advertising revenues, compared with $36.5 million, or 27.0 percent, in the third quarter of 2015. The decrease in print advertising revenues resulted primarily from a decline in display advertising. The increase in digital advertising revenues primarily reflected increases in revenue from our mobile platform, our programmatic buying channels and branded content, partially offset by a decrease in traditional website display advertising.

Operating Costs
Operating costs increased in the third quarter of 2016 to $356.6 million compared with $345.5 million in the third quarter of 2015, largely due to higher severance, advertising and technology costs, which were partially offset by lower print production and distribution costs as well as lower non-operating retirement costs. Adjusted operating costs increased to $324.4 million from $319.8 million in the third quarter of 2015 as savings in print production and distribution were offset by higher costs in advertising and technology.

Non-operating retirement costs, which exclude special items, decreased to $3.8 million from $9.4 million in the third quarter, driven by a change in the methodology of calculating the discount rate applied to retirement costs. The exhibits in this release include the detail of non-operating retirement costs.

Raw materials costs were flat at $18.2 million compared with $18.4 million in the third quarter as price increases were offset by volume declines.

Other Data

Interest Expense, net
Interest expense, net was flat in the third quarter of 2016 at $9.0 million compared with $9.1 million in the third quarter of 2015.

Income Taxes
The Company had income tax expense of $0.1 million in the third quarter of 2016 and $3.6 million in the third quarter of 2015. The decrease in income tax expense is due to lower income from continuing operations in the third quarter of 2016.

Liquidity
As of September 25, 2016, the Company had cash and marketable securities of approximately $944.9 million (excluding restricted cash of approximately $24.9 million, the majority of which is set aside to collateralize certain workers’ compensation obligations). Total debt and capital lease obligations were approximately $434.9 million.

Capital Expenditures
Capital expenditures totaled approximately $6.0 million in the third quarter of 2016.

Outlook
Total circulation revenues in the fourth quarter of 2016 are expected to increase at a rate similar to that of the third quarter of 2016.

Total advertising revenues in the fourth quarter of 2016 are expected to decrease at a rate similar to that of the third quarter of 2016.

Operating costs and adjusted operating costs are expected to increase in the mid to high-single digits in the fourth quarter of 2016 compared with the fourth quarter of 2015.

The Company expects the following on a pre-tax basis in 2016:

  Depreciation and amortization: $60 million to $65 million,
  Interest expense, net: $35 million to $40 million, and
  Capital expenditures: approximately $30 million.

Conference Call Information
The Company’s third-quarter 2016 earnings conference call will be held on Wednesday, November 2 at 11:00 a.m. E.T. To access the call, dial 877-201-0168 (in the U.S.) or 647-788-4901 (international callers). The passcode is 79354920. Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 855-859-2056 (in the U.S.) and 404-537-3406 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, November 16. The passcode is 79354920.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s circulation and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 27, 2015. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Third Quarter			Nine Months
	2016	2015	% Change	2016	2015	% Change
Revenues
Circulation (a)	$217,099	$210,705	3.0%	$654,573	$636,626	2.8%
Advertising(b)	124,898	135,356	-7.7%	395,733	433,863	-8.8%
Other(c)	21,550	21,343	1.0%	65,386	64,040	2.1%
Total revenues	363,547	367,404	-1.0%	1,115,692	1,134,529	-1.7%
Operating costs
Production costs	156,616	152,031	3.0%	467,195	461,440	1.2%
Selling, general and administrative costs	184,596	178,071	3.7%	534,911	533,120	0.3%
Depreciation and amortization	15,384	15,369	0.1%	46,003	46,023	0.0%
Total operating costs	356,596	345,471	3.2%	1,048,109	1,040,583	0.7%
Restructuring charge (d)	2,949	—	*	14,804	—	*
Multiemployer pension withdrawal (income)/ expense(e)	(4,971)	—	*	6,730	4,697	43.3%
Pension settlement charges(f)	—	—	*	—	40,329	*
Operating profit	8,973	21,933	-59.1%	46,049	48,920	-5.9%
Income/(loss) from joint ventures (g)	463	170	*	(41,845)	(758)	*
Interest expense, net	9,032	9,127	-1.0%	26,955	31,095	-13.3%
Income/(loss) from continuing operations before income taxes	404	12,976	-96.9%	(22,751)	17,067	*
Income tax expense/(benefit)	121	3,611	-96.6%	(8,956)	5,904	*
Net income/(loss)	283	9,365	-97.0%	(13,795)	11,163	*
Net loss attributable to the noncontrolling interest	123	50	*	5,719	390	*
Net income/(loss) attributable to The New York Times Company common stockholders	$406	$9,415	-95.7%	$(8,076)	$11,553	*

Average number of common shares outstanding:
Basic	161,185	165,052	-2.3%	161,092	165,130	-2.4%
Diluted	162,945	166,981	-2.4%	161,092	167,574	-3.9%

Basic earnings/(loss) per share attributable to The New York Times Company common stockholders	$0.00	$0.06	*	$(0.05)	$0.07	*

Diluted earnings/(loss) per share attributable to The New York Times Company common stockholders	$0.00	$0.06	*	$(0.05)	$0.07	*
Dividends declared per share	$0.08	$0.04	*	$0.12	$0.12	*

* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

	THE NEW YORK TIMES COMPANY
	FOOTNOTES
	(Amounts in thousands)
(a)	In the first quarter of 2016, the Company reclassified the subscription revenue from its Crossword product, including prior period information, into circulation revenues from other revenues. The following tables summarize 2016 and 2015 digital-only subscription revenues reflecting this reclassification:
			2016
			Third Quarter	% Change vs. 2015	Nine Months	% Change vs. 2015
	Digital-only subscription revenues:
	Digital-only news product subscription revenues		$56,144	15.4%	$162,344	14.1%
	Digital Crossword product subscription revenues		2,408	47.7%	6,778	53.2%
	Total digital-only subscription revenues		$58,552	16.4%	$169,122	15.3%

		2015
		First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	Digital-only subscription revenues:
	Digital-only news product subscription revenues	$46,127	$47,465	$48,656	$50,409	$192,657
	Digital Crossword product subscription revenues	1,323	1,470	1,630	1,863	6,286
	Total digital-only subscription revenues	$47,450	$48,935	$50,286	$52,272	$198,943

	Consistent with this reclassification, the Company also adjusted the number of digital-only subscriptions to include Crossword product subscriptions. The following tables summarize 2016 and 2015 digital-only subscriptions:
					2016
					September 25, 2016	% Change vs. 2015
	Digital-only subscriptions:
	Digital-only news product subscriptions				1,332	28.0%
	Digital Crossword product subscriptions				225	41.5%
	Total digital-only subscriptions				1,557	29.8%

			2015
			March 29, 2015	June 28, 2015	September 27, 2015	December 27, 2015
	Digital-only subscriptions:
	Digital-only news product subscriptions		957	990	1,041	1,094
	Digital Crossword product subscriptions		142	145	159	176
	Total digital-only subscriptions		1,099	1,135	1,200	1,270

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(b)	The following table summarizes advertising revenues by category in the third quarter and first nine months of 2016:
		2016
		Third Quarter	% Change vs. 2015	Nine Months	% Change vs. 2015
	Display	$110,889	-9.1%	$353,356	-10.3%
	Classified	6,941	-17.7%	22,892	-12.1%
	Other advertising	7,068	41.7%	19,485	39.8%
	Total advertising	$124,898	-7.7%	$395,733	-8.8%

(c)	Other revenues consist primarily of revenues from news services/syndication, digital archives, rental income, NYT Live business and e-commerce.

(d)	In the third and second quarters of 2016, the Company recorded charges of $2.9 million and $11.9 million, respectively, in connection with the streamlining of its international print operations (primarily consisting of severance costs).

(e)	In the third quarter of 2016, the Company received $5.0 million in connection with an ongoing arbitration matter related to a multiemployer pension plan. In the second quarter of 2016, the Company recorded an $11.7 million charge for a partial withdrawal obligation under a multiemployer pension plan. In the first quarter of 2015, the Company recorded a $4.7 million charge for a partial withdrawal obligation under a multiemployer pension plan.

(f)	In the first quarter of 2015, the Company recorded pension settlement charges of $40.3 million in connection with lump sum payment offers to certain former employees.

(g)	In the first nine months of 2016, the Company recorded $43.5 million loss from joint ventures, related to the announced closure of a paper mill operated by Madison Paper Industries, in which the Company has an investment through a subsidiary.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, as well as details on the components of non-operating retirement costs, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Third Quarter			Nine Months
	2016	2015	% Change	2016	2015	% Change
Diluted earnings/(loss) per share from continuing operations	$0.00	$0.06	*	$(0.05)	$0.07	*
Add:
Severance	0.08	0.01	*	0.11	0.03	*
Non-operating retirement costs	0.02	0.06	-66.7%	0.08	0.16	-50.0%
Special items:
Restructuring charge	0.02	—	*	0.09	—	*
Multiemployer pension plan withdrawal (income)/expense	(0.03)	—	*	0.04	0.03	33.33%
Loss in joint ventures, net of tax and noncontrolling interest	—	—	*	0.21	—	*
Pension settlement charges	—	—	*	—	0.24	*
Income tax expense of special items	(0.04)	(0.02)	*	(0.21)	(0.18)	16.7%
Adjusted diluted earnings per share from continuing operations (1)	$0.06	$0.09	-33.3%	$0.27	$0.34	-20.6%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)

	Third Quarter			Nine Months
	2016	2015	% Change	2016	2015	% Change
Operating profit	$8,973	$21,933	-59.1%	$46,049	$48,920	-5.9%
Add:
Depreciation & amortization	15,384	15,369	0.1%	46,003	46,023	0.0%
Severance	13,006	959	*	18,262	4,350	*
Non-operating retirement costs	3,845	9,380	-59.0%	13,349	26,929	-50.4%
Special items:
Restructuring charge	2,949	—	*	14,804	—	*
Multiemployer pension plan withdrawal (income)/expense	(4,971)	—	*	6,730	4,697	43.3%
Pension settlement charge	—	—	*	—	40,329	*
Adjusted operating profit	$39,186	$47,641	-17.7%	$145,197	$171,248	-15.2%

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	Third Quarter			Nine Months
	2016	2015	% Change	2016	2015	% Change
Operating costs	$356,596	$345,471	3.2%	$1,048,109	$1,040,583	0.7%
Less:
Depreciation & amortization	15,384	15,369	0.1%	46,003	46,023	0.0%
Severance	13,006	959	*	18,262	4,350	*
Non-operating retirement costs	3,845	9,380	-59.0%	13,349	26,929	-50.4%
Adjusted operating costs	$324,361	$319,763	1.4%	$970,495	$963,281	0.7%

Components of non-operating retirement costs (1)

	Third Quarter			Nine Months
	2016	2015	% Change	2016	2015	% Change
Pension:
Interest cost	$18,607	$21,016	-11.5%	$55,822	$63,472	-12.1%
Expected return on plan assets	(27,790)	(28,832)	-3.6%	(83,369)	(86,439)	-3.6%
Amortization and other costs	8,123	10,749	-24.4%	24,366	32,165	-24.2%
Non-operating pension costs	(1,060)	2,933	*	(3,181)	9,198	*
Other postretirement benefits:
Interest cost	495	688	-28.1%	1,485	2,065	-28.1%
Amortization and other costs	1,026	1,303	-21.3%	3,078	3,909	-21.3%
Non-operating other postretirement benefits costs	1,521	1,991	-23.6%	4,563	5,974	-23.6%
Expenses associated with multiemployer pension plan withdrawal obligations	3,384	4,456	-24.1%	11,967	11,757	1.8%
Total non-operating retirement costs	$3,845	$9,380	-59.0%	$13,349	$26,929	-50.4%
(1) Components of non-operating retirement costs do not include special items
* Represents a change equal to or in excess of 100% or not meaningful.

This press release can be downloaded from www.nytco.com

CONTACT:
The New York Times Company
For Media:
Eileen Murphy, 212-556-1982
eileen.murphy@nytimes.com
or
For Investors:
Harlan Toplitzky, 212-556-7775
harlan.toplitzky@nytimes.com